EXHIBIT NO. 2

                                REVOCABLE PROXY

     The undersigned hereby constitutes and appoints Sanjay Mody the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers which the undersigned would possess if personally present, subject to the provisions of the order of the United States Bankruptcy Court entitled Order Granting Debtor-In-Possession's Motion for Authorization to Grant Sanjay Mody Proxy Rights in Distinctive Devices, Inc. Shares, in Case No. 00-33738-BKC-PGH, all the shares of common stock of Distinctive Devices, Inc., a corporation organized under the laws of New York (the "Corporation"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation or any Special Meeting of the Shareholders of the Corporation to be held at any time between the date of the execution of this Revocable Proxy until such time as this Revocable Proxy is revoked, for the purposes of voting on the following topics:

     1.   Removal of any or all of the directors of the Corporation; and/or
     2.   Election of the directors of the Corporation.

                                        EAGLEVIEW TECHNOLOGIES, INC.


                                        By: /s/ Michael J. Paulini
                                           ------------------------------------
                                        Name:  Michael J. Paulini
                                        Title: President
                                        Date:  February 22, 2001
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